PUGET SOUND ENERGY, INC.

SUPPLEMENTAL DEATH BENEFIT PLAN FOR EXECUTIVE EMPLOYEES

Amended and Restated Effective October 13, 2023

PUGET SOUND ENERGY, INC.

SUPPLEMENTAL DEATH BENEFIT PLAN FOR EXECUTIVE EMPLOYEES
Amended and Restated Effective October 13, 2023

The growth and success of Puget Sound Energy, Inc. (the “Company”) depends on its ability to attract, motivate, and retain the services of certain executive employees who are eligible to participant in the Plan. The purpose of the Plan is to advance the interests of the Company through providing supplemental death benefits designed to attract, motivate and retain the Participants. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA and is intended to be exempt from ERISA to the maximum extent provided by DOL Regulation Section 2520.104-24 or otherwise. This amendment and restatement is effective as of the first date written above (the “Effective Date”) and applies to a Participant who is employed by the Company on and after the Effective Date or who is promoted or hired into an eligible position on and after the Effective Date.

1. DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless a different meaning is clearly indicated by the context:

a.Beneficiary

“Beneficiary” means the person, trust or other entity designated by the Participant pursuant to Section 3.2 who is or may become entitled to receive a benefit under the Plan in the event of the Participant’s death.

a.Benefit Amount

“Benefit Amount” has the meaning given under Section 3.1.

a.Board

“Board” means the board of directors of the Company.

a.Code

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

a.Company

“Company” means Puget Sound Energy, Inc., a Washington corporation, and any successor to all or substantially all of the Company’s assets or business.

1. 6. Earnings

“Earnings” means annual base salary plus target incentive bonus (as of the earlier of a Participant’s death or termination of employment), before any deferrals or reductions under a Code Section 401(k) plan, Code Section 125 cafeteria plan or a nonqualified deferred compensation plan, but excluding any long-term incentive compensation. Amounts paid after the Participant ceases to be an active Participant in the Plan shall not be taken into account, unless the Company specifically decides otherwise.

a.Employee

“Employee” means an individual who is an employee of any Employer.
Notwithstanding the foregoing, an individual who is not treated by the Company as an employee for payroll tax purposes, but who is subsequently determined by a government agency, by the conclusion or settlement of threatened or pending litigation, or otherwise to be or to have been an employee of the Company shall not be an Employee with respect to any periods commencing before, at the time of, or after such reclassification, unless and to the extent the Board determines otherwise.

a.Employer

“Employer” means the Company and shall include any of its subsidiaries at any tier (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and that have adopted the Plan.

a.ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

a.Participant

“Participant” means any Employee who is eligible to participate in the Plan under Section 2.1. A spouse, former spouse, or Beneficiary of a Participant shall not be treated as a Participant even if such individual has an interest in the Participant’s benefits under the Plan.

a.Plan

“Plan” means this Supplemental Death Benefit Plan for Executive Employees, as it may be amended from time to time.

a.Plan Year

“Plan Year” means, except for the first Plan Year, a period beginning on January 1 of each year and continuing through December 31 of such year.

a.Retirement Plan

“Retirement Plan” means the Retirement Plan for Employees of Puget Sound Energy,
Inc.

a.SERP

“SERP” means the Puget Sound Energy, Inc. Supplemental Executive Retirement

Plan.

a.Participation

1.PARTICIPATION

Participation in the Plan shall be limited to a select group of management and highly compensated Employees chosen by the Board in its discretion. As of the Effective Date, the Participants are limited to Employees in the role of officers of the Company.

a.When Participation Begins

A Participant shall commence participation in the Plan on the first day of the month following the month in which participation begins under Section 2.1.

a.When Participation Ends

A Participant’s participation in the Plan shall end on the earliest of the dates set forth below:

i.The date the Plan is terminated under Article 4;

i.The date the Participant no longer qualifies as a Participant; and

i.The date the Participant’s employment with all Employers terminates for any reason.

1.PAYMENT OF BENEFITS

a.Benefit Amount

In the event a Participant dies after the termination of the Participant’s employment with all Employers (due to retirement or any other reason), neither the Participant nor the

Participant’s Beneficiary shall be entitled to a benefit under the Plan. Notwithstanding the foregoing, the Beneficiary of a former Employee listed on Appendix A shall be paid the amount set forth on Appendix A in a single sum.

In the event a Participant dies before the termination of the Participant’s employment with all Employers, the Beneficiary shall be paid a single sum amount equal to two times Earnings, determined as of the date of the Participant’s death and reduced by the amount of the core life insurance payable pursuant to any Employer-sponsored group life insurance plan.

Other than as specified above, no other benefit shall be payable under the Plan.

a.Payment Timing

The Company will pay the Benefit Amount within 90 days of the Participant’s death.

a.Designation of Beneficiary

The Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, will receive payment of the benefit under the Plan. All Beneficiary designations shall be in writing and on a form prescribed by the Company for such purpose, and any such designation shall only be effective if and when delivered to the Company during the lifetime of the Participant. The Participant may from time to time during the Participant’s lifetime change a designated Beneficiary or Beneficiaries by filing a new beneficiary designation form with the Company. If a designated Beneficiary dies after the Participant, but before the Plan benefit relating to such Beneficiary has been paid, such benefit shall be paid to such Beneficiary’s estate. In the event the Participant shall fail to designate a Beneficiary or Beneficiaries with respect to the Plan benefit, or if for any reason such designation shall be ineffective, in whole or in part, or if no designated Beneficiary survives the Participant, any payment that otherwise would have been paid to such Beneficiary shall be paid to the Participant’s estate, and, in such event, such estate shall be the Beneficiary with respect to such payment.
1.TERMINATION, AMENDMENT OR MODIFICATION

a.Termination

Although the Company anticipates that it will continue the Plan for an indefinite period of time, it reserves the right to terminate the Plan at any time. No such termination action shall be treated as an amendment of the Plan for purposes of Section 4.2. The Plan will automatically terminate if the Company is legally dissolved, files for liquidation under the Bankruptcy Code or merges with, consolidates with or sells substantially all of its assets to another entity and the Company is not the surviving entity (unless the Company’s successor in interest expressly agrees in writing to assume the Plan or the liabilities hereunder).

a.Amendment

The Company may, at any time, amend the Plan in whole or in part; provided, that no amendment or modification of the Plan shall affect the rights of any Participant to a benefit under Article 3 that is due and owing at the time of the amendment.

a.Effect of Payment

The full payment of the benefit under Article 3 shall completely discharge all obligations of all Employers to a Participant under the Plan.

1.ADMINISTRATION

The Company shall administer the Plan. The Company expressly reserves the right to interpret in its sole discretion any ambiguities in the Plan regarding eligibility or benefits.
The decisions or actions of the Company with respect to the administration, interpretation and application of the Plan and the rules and regulations hereunder shall be final and conclusive and shall be binding on all persons having any interest in the Plan.

1.CLAIMS PROCEDURES

a.Presentation of Claim

Any Participant or Beneficiary (such Participant or Beneficiary being referred to in this Article 6 as a “Claimant”) may deliver to the Company a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the Claimant received such notice. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

a.Notification of Decision

The Company shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing of the following:

i.That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

i.That the Company has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination. Such notice shall state:

1.the specific reason(s) for the denial of the claim, or any part of it; and

1.specific reference(s) to pertinent provisions of the Plan upon which such denial was based.

a.Statute of Limitations

A Claimant may not bring an action under Section 502(a) of ERISA or otherwise with respect to a claim until the Claimant has exhausted the foregoing procedure. Any such action must be filed in a court of competent jurisdiction within the earlier of (i) 180 days after the date on which the Claimant receives the Committee's written denial of the Claimant's claim on appeal or (ii) 365 days of the date of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the Claimant alleges the Claimant became entitled to the Plan benefits requested in the suit or legal action), or it shall be forever barred. Any further review, judicial or otherwise, of the Committee's decision on the Claimant's claim will be limited to whether, in the particular instance, the Committee abused its discretion. In no event will such further review, judicial or otherwise, be on a de novo basis, as the Committee has discretionary authority to determine eligibility for benefits and to construe and interpret the terms of the Plan.

1.MISCELLANEOUS

a.Status of Plan

The Plan is intended to be a welfare plan within the meaning of DOL Regulation Section 2520.104-24. The Plan shall be administered and interpreted in a manner consistent with those intentions.

a.Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall consist solely of an unfunded and unsecured promise to pay money in the future.

a.Company’s Liability

The Company’s liability for the payment of benefits shall be defined only by the Plan.
The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

a.Nonassignability

Neither a Participant nor a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under the Plan, or any part thereof. All of such rights are expressly declared to be unassignable and nontransferable. None of the amounts payable under the Plan shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

a.Furnishing Information

A Participant shall cooperate with the Company by furnishing any and all information requested by the Company and shall take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations (at the Company’s expense) as the Company may deem necessary.

a.Captions

The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

a.Governing Law

Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Washington, without regard to its conflict of laws principles, except to the extent preempted by ERISA or by other federal law.

a.Successors

The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns.

a.Validity

If any provision of the Plan shall be found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

a.Insurance

The Company, on its own behalf and in its sole discretion, may apply for and procure insurance related to the Plan and in such amounts and in such forms as the Company may choose. The Company shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.

* * *

IN WITNESS WHEREOF, the Company has executed the Plan as of the effective date set forth above.

PUGET SOUND ENERGY, INC.

/s/: Kim Collier

Name: Kim Collier
Title: VP, Chief Human Resource Officer

PUGET SOUND ENERGY, INC.| SUPPLEMENTAL DEATH BENEFIT PLAN FOR EXECUTIVE EMPLOYEES

Appendix A
(as of October 13, 2023)

Former Employee	Amount
Graham, Dorothy	$168,802.68
Gullekson, Penny	$88,720.92
McKeon, Steve	$296,319.96
Swofford, Gary	$248,612.88
Weaver, William	$667,134.12